Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard P. Cleys
VP and CFO
ScanSource, Inc.
864 286-4358

SCANSOURCE REPORTS STRONG THIRD QUARTER SALES

*Sales increase 21% to $ 493 million

GREENVILLE, SC—April 26, 2007—ScanSource, Inc. (Nasdaq:SCSC), a leading international distributor of AIDC (automatic identification and data capture), point of sale, communications and electronic security products for the reseller market, today announced selected financial results for its quarter ended March 31, 2007.

Net sales	$492.7 million
Gross margin	51.0 million

“Our results were again led by the excellent growth in our AIDC business across all geographies,” said Mike Baur, President and CEO of ScanSource. “In addition, our investments are paying off with record results from T2 Supply and ScanSource Security.”

For the quarter ended March 31, 2007, net sales increased 21% to $492.7 million compared to $405.6 million for the quarter ended March 31, 2006. Quarterly gross margin increased to $51.0 million or 10.4% of revenues compared to $41.3 million or 10.2% for the same quarter in 2006.

On April 20, 2007, the Company announced that it had completed its accounting analysis of the Special Committee findings regarding the Company’s stock option grant practices and reached a determination that, under applicable accounting principles, the appropriate measurement dates for certain stock options differed from the recorded measurement dates for certain stock option grants.

ScanSource Reports Strong Third Quarter Sales

Accordingly, on April 20, 2007, the Company announced that its Board of Directors had determined that the Company’s previously issued financial statements included in its Annual Report on Form 10-K for the year ended June 30, 2006, and perhaps financial statements for earlier periods, including other historical financial information, related disclosures and applicable reports of its independent registered public accounting firm, should no longer be relied upon and that the Company will restate previously issued financial statements as necessary. The Company intends to file with the SEC any consolidated financial statements required to be restated and its Quarterly Reports on Form 10–Q for the quarters ended September 30, 2006 and December 31, 2006, as soon as practicable. The Company will not be in a position to report net income or diluted EPS for the quarter ended March 31, 2007 or other periods until the above-referenced restatement and filing of quarterly reports for the first two quarters of the Company’s 2007 fiscal year are complete.

Forecast for Next Quarter

The Company announced its revenue forecast for the fourth quarter of fiscal 2007. ScanSource expects net revenues for the June 2007 quarter could range from $512 million to $532 million.

ScanSource Reports Strong Third Quarter Sales

Safe Harbor Statement

This news release contains comments that are “forward looking” statements that involve risks and uncertainties; these statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Any number of important factors could cause actual results to differ materially from anticipated results. Results of the review of the Special Committee will have an impact on reported financial results for this quarter, as well as previously reported results. For more information concerning factors that could cause actual results to differ from anticipated results, see the Company’s annual report on Form 10K filed with the Securities and Exchange Commission.

About ScanSource

ScanSource, Inc. is a leading international distributor of specialty technology products. The Company markets specialty technologies through five sales units: ScanSource [automatic identification and data capture (AIDC) and point-of-sale (POS) products]; Catalyst Telecom (Avaya communications products); Paracon (communications products); T2 Supply (video conferencing and telephone products); and ScanSource Security Distribution (electronic security products).

The Company serves the North America marketplace and has an international segment which sells AIDC and POS products in Latin America and Europe. Founded in 1992, the Company ranks #982 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansource.com.

ScanSource Reports Strong Third Quarter Sales

SCANSOURCE, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET DATA

(In thousands)

	March 31, 2007 (unaudited)	December 31, 2006 (unaudited)	September 30, 2006 (unaudited)	June 30, 2006 (unaudited)
Selected Assets
Cash and cash equivalents	$3,036	$2,730	$3,130	$3,831
Trade & notes receivable, net	331,823	315,172	344,451	297,740
Inventories	291,332	274,723	246,905	244,005
Property and equipment, net	25,767	26,347	26,174	27,098

Selected Liabilities
Trade accounts payable	250,054	286,306	271,580	271,519
Debt and other borrowings	132,891	78,568	107,007	32,185

ScanSource Reports Strong Third Quarter Sales

SCANSOURCE, INC. AND SUBSIDIARIES

SELECTED CONSOLIDATED INCOME STATEMENT DATA (UNAUDITED)

(In thousands)

	Quarter ended March 31,		Nine months ended March 31,
	2007	2006	2007	2006
Net sales	$492,678	$405,592	$1,462,642	$1,204,456
Cost of goods sold	441,641	364,332	1,306,990	1,081,033

Gross profit	51,037	41,260	155,652	123,423

	10.4%	10.2%	10.6%	10.2%
Interest expense	1,939	633	5,464	1,598
Interest income	(246)	(243)	(529)	(547)